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[POWELL INDUSTRIES, INC. LOGO]                                      EXHIBIT 99.1


                                                                    NEWS RELEASE

                                              COMPANY CONTACT:  THOMAS W. POWELL
                                                                  (713) 944-4412



                           CHIEF FINANCIAL OFFICER OF
                         POWELL INDUSTRIES, INC. RESIGNS

HOUSTON, TEXAS, (DECEMBER 21, 2000) -- POWELL INDUSTRIES, INC. (NASDAQ: POWL) today announced J. F. Ahart resigned effective December 15, 2000, as the Company's Vice President, Secretary, Treasurer and Chief Financial Officer.

Mr. Ahart's responsibilities have been assumed by Thomas W. Powell, Chairman of the Board, President and Chief Executive Officer of the Company, until a replacement is named.

Powell Industries, Inc. designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Headquartered in Houston, Powell operates five subsidiaries and provides products and services to large industrial customers such as oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and vehicular transportation facilities, as well as public and private utilities.

Powell Industries, Inc. press releases are available by e-mail distribution on the day of release. To join this mail server list simply send an e-mail message to pressrelease-request@powl.com with the word SUBSCRIBE in the body of the message. Full instructions can also be found on our website at http://www.powellind.com

Any forward looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward looking statements. These risks and uncertainties include, without limitation, difficulties which could arise in obtaining materials or components in sufficient quantities as needed for the Company's manufacturing and assembly operations, unforeseen political or economic problems in countries to which the Company exports its products in relation to the Company's principal competitors, any significant decrease in the Company's backlog of orders, any material employee relations problems, or any material litigation or claims made against the Company, as well as general market conditions, competition, and pricing. Please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge, for further information.